THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (h)(6)

SECOND SUPPLEMENT TO FOURTH RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

OF

THORNBURG INVESTMENT TRUST

In accordance with paragraphs 4 and 6 of the Fourth Restated Administrative Services Agreement made as of September 19, 2023 between Thornburg Investment Trust and Thornburg Investment Management, Inc., the Fourth Restated Administrative Services Agreement is made applicable to Class SMA Shares of Thornburg Investment Grade Bond Managed Account Fund, Thornburg High Income Bond Managed Account Fund, Thornburg Municipal Managed Account Fund, and Thornburg Emerging Markets Managed Account Fund, effective March 26, 2025.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt